Report of Independent Auditors

To the Board of Directors of
The Thai Capital Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940, about The Thai Capital Fund, Inc.'s (the "Fund's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940
("the Act") as of December 31, 2005. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2005, and with respect to agreement of security purchases and sales, for the period from September 30, 2005 (the date of our last examination) through December 31, 2005:

-	Confirmation of securities and cash held for the Fund
at the Bank of New York (there were no securities held by Daiwa Securities Trust Company, the U.S. Custodian at December 31, 2005);

-	Reconciliation of all such securities and cash to the
books and records of the Fund and the U.S. Custodian;

-	Selection of three security purchases and one security
sales since our last report from the books and records of the Fund noting settlement of these transactions through a review of Bangkok Bank Public Company, Ltd., the Thai Custodian's cash statement.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Thai
Capital Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
Company Act of 1940 as of December 31, 2005, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.


This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
New York, New York
February 23, 2006





To the Board of Directors of
The Thai Capital Fund, Inc.
February XX, 2005


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